The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these Notes, and it is not soliciting an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted. Subject to completion dated December 17, 2020.

PRELIMINARY PRICING SUPPLEMENT No. U5485ABC Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 Dated December 17, 2020

Credit Suisse AG Trigger Autocallable Contingent Yield Notes

$ Linked to the Class C Common Stock of Dell Technologies Inc. due on or about December 21, 2023

$ Linked to the Class B Common Stock of NIKE, Inc. due on or about December 21, 2023

$ Linked to the Common Stock of Morgan Stanley due on or about December 21, 2023

Investment Description

This pricing supplement describes three separate offerings of Trigger Autocallable Contingent Yield Notes (each, the “Notes”) each of which is a senior unsecured obligation of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the equity securities (each, the “Underlying”) of a specific underlying issuer (each, the “Reference Share Issuer”). With respect to each issuance of the Notes, Credit Suisse will pay you a Contingent Coupon if on an Observation Date (including the Final Valuation Date) the closing level of the applicable Underlying is equal to or greater than the Coupon Barrier. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. Credit Suisse will automatically call the Notes prior to maturity if on any Observation Date (beginning after six months) the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Level. If the Notes are called, Credit Suisse will pay you the principal amount of your Notes plus the Contingent Coupon payable on the Coupon Payment Date immediately following that Observation Date (the “Automatic Call Date”), and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Level is greater than or equal to the Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes. If the Notes are not called prior to maturity and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the applicable Underlying from its Initial Underlying Level to its Final Underlying Level. In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. Higher contingent coupon rates are generally associated with a greater risk of loss. You may lose some or all of your investment if the Notes are not called and the Final Underlying Level is less than the Downside Threshold. The Final Underlying Level is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates*

☐ Contingent Coupon — Subject to Automatic Call, Credit Suisse will pay you a Contingent Coupon if on an Observation Date the closing level of the applicable Underlying is equal to or greater than its Coupon Barrier. Otherwise, no coupon will be paid on the immediately following Coupon Payment Date.
☐ Automatically Callable — If on any Observation Date (beginning after six months) the closing level of the applicable Underlying is equal to or greater than its Initial Underlying Level, Credit Suisse will automatically call the Notes and pay you the principal amount of your Notes plus the Contingent Coupon payable on the Coupon Payment Date immediately following that Observation Date, and no further payments will be made on the Notes. If the Notes are not called, investors may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Level to its Final Underlying Level.
☐ Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called and the Final Underlying Level is greater than or equal to the Downside Threshold, Credit Suisse will pay you the full principal amount of your Notes at maturity. If the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the applicable Underlying from its Initial Underlying Level to its Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
Trade Date*	December 18, 2020
Settlement Date**	December 21, 2020
Observation Dates***	(callable after six months) (see page 7)
Final Valuation Date***	December 18, 2023
Maturity Date***	December 21, 2023

*    Expected. See page 4 for additional details.

**  We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

*** Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE APPLICABLE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to three separate Note offerings, each of which is linked to a different Underlying. Each has a different Contingent Coupon Rate as set forth below and a different Initial Underlying Level, Coupon Barrier and Downside Threshold, all of which will be set on the Trade Date. For each offering of the Notes, the Downside Threshold and Coupon Barrier will be set to the same percentage for each of the Underlyings. The performance of each Note offering will not depend on the performance of any other Note offering. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlyings	Ticker	Contingent Coupon Rate	Initial Underlying Level	Downside Threshold	Coupon Barrier	CUSIP	ISIN
Class C common stock of Dell Technologies Inc.	DELL UN <Equity>	8.00% per annum		$64% and 69% of the Initial Underlying Level	64% and 69% of the Initial Underlying Level	22551F269	US22551F2699
Class B common stock of NIKE, Inc.	NKE UN <Equity>	8.00% per annum		$69% and 74% of the Initial Underlying Level	69% and 74% of the Initial Underlying Level	22551F277	US22551F2772
Common stock of Morgan Stanley	MS UN <Equity>	8.00% per annum		$61% and 66% of the Initial Underlying Level	61% and 66% of the Initial Underlying Level	22551F285	US22551F2855

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date for each offering of the Notes will be between $9.00 and $9.80 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). These ranges of estimated values reflect terms that are not yet fixed. Single estimated values reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the Class C common stock of Dell Technologies Inc.	$•	$10	$•	$0.20	$•	$9.80
Notes linked to the Class B common stock of NIKE, Inc.	$•	$10	$•	$0.20	$•	$9.80
Notes linked to the common stock of Morgan Stanley	$•	$10	$•	$0.20	$•	$9.80

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor may receive a fee from Credit Suisse or one of our affiliates of $0.20 per $10 principal amount of Notes for each offering of the Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product Supplement No. I–A dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011953/dp130590_424b2-ps1a.htm

♦	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Level to its Final Underlying Level.

♦   You believe the closing level of the applicable Underlying will be equal to or greater than the Coupon Barrier on each of the Observation Dates, and you believe the Final Underlying Level will be greater than or equal to the Downside Threshold.

♦   You understand and accept that you will not participate in any appreciation in the level of the applicable Underlying, which may be significant, and that your potential return is limited to the Contingent Coupons, if any, that are based on the Contingent Coupon Rate listed on the cover hereof (the actual Contingent Coupon Rate will be determined on the Trade Date).

♦   You would be willing to invest in the Notes if the Downside Threshold and Coupon Barrier were set equal to the top of the range indicated on the cover hereof (the actual Downside Threshold and Coupon Barrier will be set on the Trade Date).

♦   You are willing to forgo any dividends paid on the Underlyings.

♦   You do not seek guaranteed current income from your investment.

♦   You are willing to invest in Notes that are subject to potential Automatic Call after six months and are otherwise willing to hold such Notes to maturity, and you accept that there may be little or no secondary market for the Notes.

♦   You seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦   You understand the single stock risk associated with the Notes and are willing to accept the risks associated with the Underlying in particular.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the applicable Underlying from its Initial Underlying Level to its Final Underlying Level.

♦   You believe that the applicable Underlying will close below the Coupon Barrier on the Observation Dates or you believe the Final Underlying Level will be less than the Downside Threshold.

♦   You seek an investment that participates in the full appreciation in the level of the applicable Underlying, and whose return is not limited to the Contingent Coupons, if any, that are based on the Contingent Coupon Rate listed on the cover hereof (the actual Contingent Coupon Rate will be determined on the Trade Date).

♦   You would be unwilling to invest in the Notes if the Downside Threshold and Coupon Barrier were set equal to the top of the range indicated on the cover hereof (the actual Downside Threshold and Coupon Barrier will be set on the Trade Date).

♦   You seek guaranteed current income from your investment.

♦   You prefer to receive the dividends paid on the Underlyings.

♦   You are unable or unwilling to hold Notes that are subject to potential Automatic Call after six months or are otherwise unable or unwilling to hold such Notes to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not seek an investment with exposure to one Reference Share Issuer and that is not diversified among a basket or index of Reference Share Issuers.

♦   You do not understand the single stock risk associated with the Notes or are unwilling to accept the risks associated with the Underlying in particular.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term	Approximately three years, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings

Class C common stock of Dell Technologies Inc.

Class B common stock of NIKE, Inc.

Common stock of Morgan Stanley

This pricing supplement describes three separate offerings of Notes, each of which provides returns based on the performance of the applicable Underlying of a specific Reference Share Issuer.

Contingent Coupon

If, on any Observation Date, the closing level of the applicable Underlying is equal to or greater than the Coupon Barrier, Credit Suisse will pay you the Contingent Coupon applicable to such Observation Date.

If, on any Observation Date, the closing level of the applicable Underlying is less than the Coupon Barrier, the Contingent Coupon applicable to such Observation Date will not be paid and you will not receive any payment on the immediately following Coupon Payment Date.

The table below sets forth the Contingent Coupon amount (based on the Contingent Coupon Rates expected to be (i) 8.00% per annum for Notes linked to the Class C common stock of Dell Technologies Inc., (ii) 8.00% per annum for Notes linked to the Class B common stock of NIKE, Inc. and (iii) 8.00% per annum for Notes linked to the common stock of Morgan Stanley that would be applicable to each Observation Date on which the closing level of the applicable Underlying is greater than or equal to the Coupon Barrier. The actual Contingent Coupon Rates will be determined on the Trade Date.

	Contingent Coupon (per Note)
	Dell Technologies Inc.	$0.20
	NIKE Inc.	$0.20
	Morgan Stanley	$0.20
	Contingent Coupons on the Notes are not guaranteed. Credit Suisse will not pay you the Contingent Coupon for any Observation Date on which the closing level of the applicable Underlying is less than the Coupon Barrier.
Contingent Coupon Rate	The Contingent Coupon Rate is expected to be (i) 8.00% per annum for Notes linked to the Class C common stock of Dell Technologies Inc., (ii) 8.00% per annum for Notes linked to the Class B common stock of NIKE, Inc. and (iii) 8.00% per annum for Notes linked to the common stock of Morgan Stanley The actual Contingent Coupon Rates will be determined on the Trade Date.
Automatic Call Feature

The Notes will be automatically called if, on any Observation Date after six months (beginning June 18, 2021), the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Level.

If the Notes are called on any Observation Date after six months (beginning June 18, 2021), on the Coupon Payment Date immediately following the relevant Observation Date (the “Automatic Call Date”), Credit Suisse will pay you a cash payment per Note equal to your principal amount plus the Contingent Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Notes.

The Notes will not be subject to an Automatic Call on an Observation Date (beginning June 18, 2021) if the closing level of the applicable Underlying on such Observation Date is below the Initial Underlying Level.

Payment at Maturity if not called (per Note)

If the Notes are not called and the Final Underlying Level is greater than or equal to the Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10.

If the Notes are not called and the Final Underlying Level is less than the Downside Threshold, on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the Underlying Return of the applicable Underlying, for an amount equal to:

$10 + ($10 × Underlying Return of the applicable Underlying)

You will lose some or all of your principal amount if the Notes are not called and the Final Underlying Level is less than the Downside Threshold.

Key Terms

Underlying Return	Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement. The actual Downside Threshold will be set on the Trade Date to the same percentage as the Coupon Barrier for each Note.
Coupon Barrier	A percentage of the Initial Underlying Level, as specified on the cover of this pricing supplement. The actual Coupon Barrier will be set on the Trade Date to the same percentage as the Downside Threshold for the each Note.
Initial Underlying Level	The closing level of the applicable Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Underlying Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.
Final Underlying Level	The closing level of the applicable Underlying on the Final Valuation Date, as determined by the calculation agent.

Observation Dates	The first Observation Date will occur on or about March 18, 2021; Observation Dates will occur thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below. The final Observation Date, December 18, 2023, will be the “Final Valuation Date.”
Coupon Payment Dates	The first Coupon Payment Date will occur on March 22, 2021; Coupon Payment Dates will occur thereafter as listed in the “Observation Dates and Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.
Events of Default:

With respect to these notes, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•    a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Knock-In Level	Downside Threshold
Valuation Date	Final Valuation Date

Investment Timeline

Trade Date	The Contingent Coupon Rate is set, the Initial Underlying Level is observed, and the Downside Threshold and Coupon Barrier for each Underlying are determined.

Each Observation Date, including the Final Valuation Date (callable after six months)

If, on any Observation Date, the closing level of the applicable Underlying is equal to or greater than the Coupon Barrier, Credit Suisse will pay you a Contingent Coupon on the applicable Coupon Payment Date.

The Notes will be called if, on any Observation Date on or after June 18, 2021 the closing level of the applicable Underlying is equal to or greater than the Initial Underlying Level. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to $10 plus the Contingent Coupon payable on the Automatic Call Date.

Maturity Date

The Final Underlying Level is observed on the Final Valuation Date.

If the Notes have not been called and the Final Underlying Level is greater than or equal to the Downside Threshold, on the Maturity Date, Credit Suisse will pay you a cash payment per Note equal to $10.

If the Notes have not been called and the Final Underlying Level is less than the Downside Threshold, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the applicable Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return of the applicable Underlying)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

Observation Dates(1) and Coupon Payment Dates(2)(3)

Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
March 18, 2021*	March 22, 2021*	September 19, 2022	September 21, 2022
June 18, 2021	June 22, 2021	December 19, 2022	December 21, 2022
September 20, 2021	September 22, 2021	March 20, 2023	March 22, 2023
December 20, 2021	December 22, 2021	June 19, 2023	June 21, 2023
March 18, 2022	March 22, 2022	September 18, 2023	September 20, 2023
June 20, 2022	June 22, 2022	December 18, 2023	Maturity Date

*	The Notes are not callable until the second Observation Date, which is June 18, 2021.

(1)	Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the Contingent Coupon payable upon Automatic Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Automatic Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Notes involves significant risks. This section describes material risks relating to an investment in the Notes. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level is less than the Downside Threshold, you will be fully exposed to any depreciation in the applicable Underlying from its Initial Underlying Level to its Final Underlying Level and will incur a loss proportionate to the Underlying Return of the Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level will be less than the Downside Threshold, and in such event, by how much the Final Underlying Level will decrease in comparison to the Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	Return on the Notes is limited to the sum of any Contingent Coupons and you will not participate in any appreciation of the applicable Underlying — The return potential of the Notes is limited to the specified Contingent Coupon Rate, regardless of any appreciation in the level of the applicable Underlying, which may be significant. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the requirements for a Contingent Coupon have been met prior to maturity or an automatic call. Further, if the Notes are called, you will not receive any Contingent Coupons or any other payments in respect of any Observation Dates after the applicable Coupon Payment Date and you may be unable to invest in other notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. Because the Notes could be called early during the term of the Notes, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the applicable Underlying’s risk of decline even though you are not able to participate in any potential appreciation in the level of the applicable Underlying. Generally, the longer the Notes remain outstanding, the less likely it is that they will be automatically called, or that the level of the applicable Underlying will remain greater than or equal to the Coupon Barrier and Downside Threshold. This is due to the decline in the level of the applicable Underlying and the shorter time remaining for the level of the applicable Underlying to recover to or above the Coupon Barrier and Downside Threshold on a subsequent Observation Date or the Final Valuation Date, respectively. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the applicable Underlying, a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the applicable Underlying.

♦	You may not receive any Contingent Coupons — Credit Suisse will not necessarily pay periodic coupons on the Notes. If the closing level of the applicable Underlying on an Observation Date is less than the Coupon Barrier, Credit Suisse will not pay you the Contingent Coupon applicable to such Observation Date. If the closing level of the applicable Underlying is less than the Coupon Barrier on each of the Observation Dates, Credit Suisse will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of the applicable Underlying could be less than the Coupon Barrier or the Downside Threshold on any Observation Date or on the Final Valuation Date, respectively, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Coupon Barrier or Downside Threshold) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Coupon Barrier or Downside Threshold may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the Notes have a greater likelihood of a return of principal at maturity. The volatility of the applicable Underlying can change significantly over the term of the Notes. The level of the applicable Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant amount of your principal at maturity.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Risks Relating to the Underlyings

♦	Single stock risk — Each Note is linked to the equity securities of a single Underlying. The level of each such Underlying can rise or fall sharply due to factors specific to such Underlying and its Reference Share Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by each Reference Share Issuer with the SEC.

♦	The Class C common stock of Dell Technologies Inc. has a limited trading history — The Class C common stock of Dell Technologies Inc. began trading on the New York Stock Exchange on December 26, 2018 and therefore has a limited historical performance. Past performance should not be considered indicative of future performance.

♦	No affiliation with any Reference Share Issuer — We are not affiliated with any Reference Share Issuer. You should make your own investigation into each Underlying and each Reference Share Issuer. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuer.

♦	No ownership rights in the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the Underlyings. The return on your investment, which is based on the percentage change in the Underlyings, is not the same as the total return based on a purchase of the applicable Underlying.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the applicable Underlying will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the applicable Underlying and therefore, the value of the Notes.

Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments—For equity securities of a Reference Share Issuer” in any accompanying product supplement.

Risks Relating to the Issuer

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

Risks Relating to Conflicts of Interest

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in the Underlyings or instruments related to the Underlyings. We, any dealer or our or their respective affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuer, including extending loans to, or making equity investments in, the Reference Share Issuer or providing advisory services to the Reference Share Issuer. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuer and these reports may or may not recommend that investors buy or hold the Underlyings. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Reference Share Issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of the applicable Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the applicable Underlying;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Underlyings or markets generally and which may affect the levels of the applicable Underlying;

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	The estimated value of the Notes on the Trade Date may be less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring securities such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-

current estimated value of the Notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Automatic Call or, if the Notes are not called, the Final Underlying Level being greater than or equal to the Downside Threshold. Because the Downside Threshold is observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the applicable Underlying is at or above the Downside Threshold at that time.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of Contingent Coupons (if any) and payments upon Automatic Call (if any) or at maturity for a hypothetical offering of the Notes linked to a hypothetical Underlying under various scenarios, with the assumptions set forth below (the actual terms for each of the Notes offerings will be determined on the Trade Date). The hypothetical Contingent Coupon Rate represents the Contingent Coupon Rate for one of the three Note offerings in this preliminary pricing supplement. The hypothetical Coupon Barrier and Downside Threshold represent the top of the expected range for the Coupon Barrier and Downside Threshold of one of the three Note offerings given the below hypothetical Initial Underlying Level for one of the three Note offerings in this preliminary pricing supplement. All Contingent Coupon Rates, Coupon Barriers and Downside Thresholds will be determined on the Trade Date. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the applicable Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Three years
Hypothetical Contingent Coupon Rate:	8.00% per annum (or 2.00% per quarter)
Hypothetical Contingent Coupon:	$0.20 per quarter
Observation Dates:	Quarterly (callable after six months)
Hypothetical Initial Underlying Level:	$60
Hypothetical Coupon Barrier:	$44.40 (approximately 74.00% of the Hypothetical Initial Underlying Level)
Hypothetical Downside Threshold:	$44.40 (approximately 74.00% of the Hypothetical Initial Underlying Level)

Example 1 — Notes are called on the Second Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	$50 (at or above Coupon Barrier)	Notes NOT callable; Contingent Coupon equals $0.20 on the first Coupon Payment Date.
Second Observation Date	$65 (at or above Initial Underlying Level and Coupon Barrier)	Notes called; holder entitled to principal plus Contingent Coupon of $0.20 on Automatic Call Date.
	Total Payment (per $10 Note)	$10.40 (4.00% total return)

Because the closing level of the Underlying is equal to or greater than the applicable Initial Underlying Level on the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are called on the second Observation Date, and on the Automatic Call Date Credit Suisse will pay you a total of $10.20 per $10 principal amount (reflecting your principal amount plus the applicable Contingent Coupon). When added to the Contingent Coupon of $0.20 received on the prior Coupon Payment Date, you will have received a total of $10.40 per $10 principal amount, a 4.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are NOT called, the Final Underlying Level is at or above the Downside Threshold on the Final Valuation Date and the Final Underlying Level is at or above the Coupon Barrier on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	$50 (at or above Coupon Barrier)	Notes NOT callable; Contingent Coupon equals $0.20 on the first Coupon Payment Date.
Second through Eleventh Observation Dates	Various (all below Initial Underlying Level and Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the second through eleventh Observation Dates.
Final Valuation Date	$48 (at or above Coupon Barrier and Downside Threshold; below Initial Underlying Level)	Notes NOT called; holder is entitled to receive principal plus Contingent Coupon of $0.20 on Maturity Date.
	Total Payment (per $10 Note)	$10.40 (4.00% total return)

Because the closing level of the Underlying was less than the Initial Underlying Level on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not called. Because the Final Underlying Level is equal to or greater than the Downside Threshold and Coupon Barrier, at maturity, Credit Suisse will pay you $10.20 per $10 principal amount, which is equal to your principal amount plus the Contingent Coupon due on the Final Valuation Date.

In addition, because the closing level of the Underlying was equal to or greater than the Coupon Barrier on the first Observation Date, you will be entitled to receive a Contingent Coupon of $0.20 on the related Coupon Payment Date. However, because the closing level of the Underlying was less than the Coupon Barrier on the second through eleventh Observation Dates, you will not be entitled to receive any Contingent Coupons on the immediately following Coupon Payment Dates. When added to the Contingent Coupon of $0.20 received on the prior Coupon Payment Date, you will have received a total of $10.40 per $10 principal amount, a 4.00% total return on the Notes.

Example 3 — Notes are NOT called and the Final Underlying Level is less than the Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	$50 (at or above Coupon Barrier)	Notes NOT callable; Contingent Coupon equals $0.20 on the first Coupon Payment Date.
Second through Eleventh Observation Dates	Various (all below Initial Underlying Level and Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the second through eleventh Observation Dates.
Final Valuation Date	$24 (below Downside Threshold and Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and holder will be entitled to receive less than the principal amount resulting in a loss proportionate to the depreciation of the Underlying.
	Total Payment (per $10 Note)	$4.20 (58.00% loss)

Because the closing level of the Underlying is less than the Initial Underlying Level on each Observation Date on and after the second Observation Date (which is approximately six months after the Trade Date and is the first Observation

Date on which the Notes are callable), the Notes are not called. Because the Final Underlying Level is less than the Downside Threshold, at maturity, Credit Suisse will pay you $4 per $10 principal amount, calculated as follows:

The Underlying Return of the Underlying will equal:

Final Underlying Level – Initial Underlying Level

Initial Underlying Level

= −0.60

The Payment at Maturity = $10 + ($10 × Underlying Return of the Underlying)

= $10 + ($10 × –0.60) = $4

In addition, because the closing level of the Underlying was equal to or greater than the Coupon Barrier on the first Observation Date, Credit Suisse will pay you a Contingent Coupon of $0.20 on the related Coupon Payment Date. However, because the closing level of the Underlying was less than the Coupon Barrier on the second through final Observation Dates, (including the Final Valuation Date), the Issuer will not pay any Contingent Coupon on the immediately following Coupon Payment Dates (including the Maturity Date). When added to the Contingent Coupons of $0.20 received on the prior Coupon Payment Dates, you will have received a total of $4.20 per $10 principal amount, a 58.00% total loss on the Notes.

Hypothetical Payment at Maturity excluding any Contingent Coupons

The table below assumes a Downside Threshold of 74.00% of the Initial Underlying Level and that the Notes are not called prior to the Final Valuation Date. It illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the applicable Underlying, excluding Contingent Coupons, if any. If the Notes are not called and the Final Underlying Level is equal to or greater than the Downside Threshold and Coupon Barrier, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the contingent coupon payable. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level	Underlying Return of the applicable Underlying	Payment at Maturity (excluding Contingent Coupons, if any)
100%	N/A	$10
90%	N/A	$10
80%	N/A	$10
70%	N/A	$10
60%	N/A	$10
50%	N/A	$10
40%	N/A	$10
30%	N/A	$10
20%	N/A	$10
10%	N/A	$10
0%	N/A	$10
−10%	N/A	$10
−20%	N/A	$10
−26%	N/A	$10
−27%	−27%	$7.30
−30%	−30%	$7
−40%	−40%	$6
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the applicable Underlying and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

Companies with Notes registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file number provided below.

According to its publicly available filings with the SEC, Dell Technologies Inc. is a technology provider of IT hardware, software and services. The Class C common stock of Dell Technologies Inc. is listed on the New York Stock Exchange. Dell Technologies Inc.’s SEC file number is 001-37867 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, NIKE, Inc. engages in the design, development and marketing and selling of athletic footwear, apparel, equipment, accessories and services. The Class B common stock of NIKE, Inc. is listed on the New York Stock Exchange. NIKE, Inc.’s SEC file number is 001-10635 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Morgan Stanley is a financial services firm that advises and originates, trades, manages and distributes capital for governments, institutions and individuals. The common stock of Morgan Stanley is listed on the New York Stock Exchange. Morgan Stanley’s SEC file number is 001-11758 and can be accessed through www.sec.gov.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Underlyings or other Notes of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Historical Information

The following graphs set forth the historical performance of each Underlying based on the closing levels of the Class C common stock of Dell Technologies Inc. from December 26, 2018 through December 16, 2020 and the closing levels of the Class B common stock of NIKE Inc. and the closing levels of the common stock of Morgan Stanley, Inc. from January 2, 2015 through December 16, 2020. The actual Coupon Barrier and Downside Threshold for each Underlying will be based on the Closing Level of such Underlying on the Trade Date. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on Dell Technologies Inc., NIKE Inc. and Morgan Stanley, see “The Underlyings” herein.

The Closing Level of the Class C common stock of Dell Technologies Inc. on December 16, 2020 was $73.74. The red line on the graph represents its hypothetical Coupon Barrier and Downside Threshold.

Historical Performance of the Class C common stock of Dell Technologies Inc.

The Closing Level of the Class B common stock of NIKE, Inc. on December 16, 2020 was $139.39. The red line on the graph represents its hypothetical Coupon Barrier and Downside Threshold.

Historical Performance of the Class B Common Stock of NIKE, Inc.

The Closing Level of the common stock of Morgan Stanley on December 16, 2020 was $63.95. The red line on the graph represents its hypothetical Coupon Barrier and Downside Threshold.

Historical Performance of the Common Stock of Morgan Stanley

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the Notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the Notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. In particular, the Notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Notes under Section 871(m) will be made as of the Trade Date for the Notes and it is possible that the Notes will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor may receive a fee from Credit Suisse or one of our affiliates of $0.20 per $10 principal amount of Notes for each offering of the Notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.